EXHIBIT 10(bb)

Nonqualified Stock Option Agreement

Under the Delaware Investments U.S., Inc. Stock Option Plan

This Nonqualified Stock Option Agreement (the “Agreement”) evidences the terms of the grant by Delaware Investments U.S., Inc. (“DIUS”) of a Nonqualified Stock Option (the “Option”) to                                               (“Grantee”) on                                      (the “Date of Grant”), and Grantee’s acceptance of the Option under the Delaware Investments U.S., Inc. Stock Option Plan (the “Plan”) and this Agreement. DIUS and Grantee agree as follows:

1.	Shares Optioned and Option Price

Grantee shall have an Option to purchase                      shares of common stock of DIUS (the “Shares”) for $                     (United States dollars) for each Share.

2.	Vesting Dates

The Option shall be forfeited upon Grantee’s termination of employment except as provided below. During Grantee’s employment, the Option shall vest as follows:

             Shares on                                     ;

             Shares on                                     ;

             Shares on                                     ;

             Shares on

In addition, unvested Options shall be deemed vested as of:

(a)	the date of Grantee’s death;

(b)	the date of Grantee’s termination of employment as a result of Retirement or Total Disability (as defined below);

(c)	the date of Grantee’s involuntary termination of employment with Delaware Management Holdings, Inc. (“Delaware”) and all subsidiaries, other than for Cause (as defined below), provided, however, that (i) the sale or disposition of the business that includes Grantee’s employment will not in and of itself be considered to give rise to the Grantee’s termination of employment, but a termination of employment will occur when Grantee ceases to have any employment relationship with Delaware and all subsidiaries and with the purchaser of the business that includes Grantee’s employment and (ii) vesting under this Paragraph 2(c) is contingent upon Grantee’s executing an Agreement, Waiver and General Release, in form and substance satisfactory to Delaware, in connection with such termination of employment, in which case the Options shall vest on the later of the date of such involuntary termination of employment and the date such agreement shall have become effective; or

(d)	the date of a Change of Control of Lincoln National Corporation (“LNC”) as defined in the Plan.

“Retirement” means Grantee’s termination of employment after the attainment of age 65 (or some earlier age that reflects retirement as defined by Grantee’s employer).

“Total Disability” means a disability which results in Grantee being unable to engage in any occupation or employment for wage or profit for which Grantee is, or becomes, reasonably qualified by training, education or experience. In addition, the disability must have lasted six months, be expected to continue for an additional six months or longer, or to result in death. The Secretary of Delaware (“Secretary”) determines whether Grantee’s employment terminated on account of Total Disability.

“Cause” means (as determined by Delaware in its sole discretion): (1) a conviction of a felony, or other fraudulent or willful misconduct by Grantee that is materially and demonstrably injurious to the business or reputation of Delaware or DIUS, or (2) the willful and continued failure of Grantee to substantially perform Grantee’s duties with Delaware or DIUS or a subsidiary (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Grantee by Grantee’s manager which specifically identifies the manner in which the manager believes that Grantee has not substantially performed Grantee’s duties.

3.	Exercise Period

Grantee may exercise all or part of the Option for vested Shares on any Delaware business day at Delaware’s executive offices until the first to occur of:

(a)	the tenth anniversary of the Date of Grant;

(b)	the first anniversary of the date of Grantee’s termination of employment with Delaware and all subsidiaries and affiliates on account of death or Total Disability;

(c)	the fifth anniversary of Grantee’s Retirement;

(d)	the date three months after Grantee’s involuntary termination of employment with Delaware and all subsidiaries and affiliates (other than a termination on account of fraud or other fidelity crimes), including the sale or disposition of the business that includes Grantee’s employment; or

(e)	the date that Grantee’s employment with Delaware and all subsidiaries and affiliates terminates for any reason other than those described in (b), (c), or (d) of this paragraph.

Delaware shall determine what constitutes “termination of employment.”

4.	Exercise

During the Exercise Period, all or part of the Option which has not been exercised may be exercised by delivering or mailing to the Secretary written notice of the exercise in the form specified by the Secretary, along with full payment of the exercise price and the certification described in paragraph 7 below. The payment may be in any combination of cash (including by wire or other electronic fund transfer), personal check or Shares, provided, however, that (a) payment may be made in Shares only if (i) the Option is exercised and the Shares are surrendered during a period in which Grantee would be entitled to put the shares to Delaware or DIAL Holding in accordance with paragraph 6(c) below, and (ii) the Shares have been owned for more than six months, and (b) the value of the Shares surrendered will be the Fair Market Value (as defined in the Plan) of the Shares as of the immediately preceding Valuation Date (as defined in the Plan). The exercise will be effective on the date described in the notice.

5.	Transfer of Shares Upon Exercise

As soon as practicable after the exercise date, the Secretary shall cause the appropriate number of Shares to be issued to Grantee. The Secretary shall not issue Shares until any required tax withholding payments are made by Grantee. Delaware may permit Grantee to surrender Shares to satisfy tax withholding obligations of Grantee.

6.	Transferability

Shares issued pursuant to an Option are subject to the following conditions:

(a)	No rights under this Agreement may be transferred except by will or the laws of descent and distribution. The rights under this Agreement may be exercised during the lifetime of Grantee only by Grantee. After Grantee’s death, the Option may be exercised by the person or persons to whom the Option was transferred by will or the laws of descent or distribution.

(b)

Upon Grantee’s termination of employment with Delaware and its subsidiaries and affiliates, Delaware or, if so directed by the Committee, DIUS will, subject to the provisions of the Plan, call all Shares held by Grantee as of his termination of employment. In addition, the Committee may, in its sole discretion and in accordance with the terms of the Plan, require Delaware or DIUS to call Shares. Called Shares will be reacquired by Delaware or DIUS as soon as practicable after the call for an amount per share equal to (1) the Fair Market Value of a Share as of the Valuation Date preceding the date of the call if the call occurs before the expiration of the period after the Valuation Date during which the Shares may be put to Delaware (as described in Paragraph 6(c) below) or (2) the Fair Market Value of a share as of the Valuation Date following the date of the call if the call occurs after the expiration of the period after the preceding Valuation Date during which the Shares may be put to Delaware (as described in Paragraph 6(c) below). Notwithstanding the foregoing, if so directed by LNC, (1) Delaware or DIUS may delay calling shares that have been held for six months or less until the date as of which Grantee has held the Shares for six months and one day for an amount equal to the amount determined in accordance with the preceding sentence, and (2) Delaware may delay calling Shares held by Grantee for less than one year until the day after the first anniversary of the date on which Grantee acquired such Shares, in which case the Shares will be reacquired by Delaware or DIUS for an amount determined in accordance with the preceding sentence. Shares called other than upon termination of employment will be called from each holder of Shares in proportion to the holder’s total Share holdings. In the event that a change of control of Delaware or DIUS occurs within one year after Shares are called from Grantee, other than Shares that are called as a result of Grantee’s termination of employment, Grantee will receive a payment equal to the excess of the Change of Control Price (as defined in the Plan) over the amount paid for a Share pursuant to the call, multiplied by the number of Shares called from Grantee. In the event that a change of control of DIUS occurs in connection with a change of control of Delaware in which the Change of Control Price is set in a manner that does not indicate a specific Change of Control Price for DIUS, the Change of Control Price for DIUS will be equal to (i) the aggregate Change of Control Price for Delaware, (ii) multiplied by a fraction, the numerator of which equals the aggregate Fair Market Value of all shares of stock of DIUS, and the denominator of which equals the aggregate Fair Market Value of all shares of all classes of stock of DIUS plus the aggregate Fair Market Value of all shares of stock of DIAL Holding Company, Inc., and (iii) divided by the number of outstanding shares of DIUS.

(c)	If Grantee has acquired Shares upon the exercise of an Option and has held those Shares for more than six months may, Grantee may put the shares back to Delaware (although the Committee may direct that DIUS repurchase the put Shares). Shares may be put only during the sixty-day period beginning on a date on which valuation results are first communicated to Grantee, and Grantee will be paid the Fair Market Value determined as of the immediately preceding Valuation Date. At Delaware’s sole discretion, the amount Delaware is required to pay pursuant to the preceding sentence may be paid in (i) cash, (ii) a promissory note requiring payment over a period not to exceed five years with interest each year at a rate equal to the rate paid on Treasury notes of similar term plus the increment over that rate paid on borrowings of similar term and similar subordination by LNC with such note to be guaranteed by LNC, (iii) readily tradable shares of common stock of LNC having a market value on the date of transfer to Grantee equal to the amount payable to Grantee, or (iv) any combination of (i) and (ii) or (i) and (iii).

7.	Consequences of Competitive Activity or Violation of Confidences

The grant and exercise of this Option are subject to the following requirements:

(a)	Grantee may not render services for any organization or engage directly or indirectly in any business which, in the sole judgment of the Chief Executive Officer of Delaware or other senior officer designated by the Compensation Committee of the LNC Board of Directors, is or becomes competitive with Delaware or LNC. If Grantee has terminated employment, Grantee shall be free, however, to purchase, as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business.

(b)	Grantee shall not, without prior written authorization from Delaware or LNC, disclose to anyone outside of Delaware or LNC, or use in other than Delaware’s or LNC’s business, any confidential information or material relating to the business of Delaware or LNC that is acquired by Grantee either during or after employment with Delaware or LNC.

(c)	Grantee shall disclose promptly and assign to Delaware or LNC all right, title, and interest in any invention or idea, patentable or not, made or conceived by Grantee during employment by Delaware or LNC, relating in any manner to the actual or anticipated business, research or development work of Delaware or LNC and shall do anything reasonably necessary to enable Delaware or LNC to secure a patent where appropriate in the United States and in foreign countries.

(d)	Upon exercise of the Option, Grantee shall certify compliance with the terms and conditions in this paragraph 7. Failure to comply with this paragraph at any time prior to, or during the six months after any exercise of this Option, shall cause such Option and any related exercise to be rescinded. Delaware or LNC must notify Grantee in writing of any such rescission. Delaware or LNC, in its discretion, may waive compliance in whole or part in any individual case. Within ten days after receiving a rescission notice from Delaware or LNC, Grantee must pay Delaware or LNC the amount of any gain realized or payment received (net of any withholding or other taxes paid by Grantee) as a result of the rescinded exercise. Such payment must be made either in cash or by returning the Shares Grantee received in connection with the rescinded exercise. If Grantee’s employment is terminated by Delaware and its subsidiaries and affiliates other than for fraud or other fidelity crimes, however, a failure of Grantee to comply with the provisions of 7(a) above after such termination shall not in itself cause rescission to the extent the Option was exercised before the termination.

IN WITNESS WHEREOF, the                              of Delaware Investments U.S., Inc. has signed this Agreement as of the day and year first above written.

DELAWARE INVESTMENTS U.S., INC.

By: